State Bank Financial Corporation 1st Quarter 2014 Earnings Presentation Joe Evans – Chairman and CEO Tom Callicutt – Executive Vice President and CFO Kim Childers – Vice Chairman and Executive Risk Officer April 30, 2014

2 Cautionary Note Regarding Forward-Looking Statements Certain statements contained in this earnings deck that are not statements of historical fact are forward-looking statements. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “would,” “could,” “will,” “expect,” “anticipate,” “believe,” “intend,” “plan” and “estimate,” as well as similar expressions. These forward-looking statements include statements related to our projected growth, our anticipated acquisitions, including our pending acquisition of Atlanta Bancorporation, Inc., our anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, or business and growth strategies, including projections of future amortization and accretion, the impact of the expiration of loss share agreements, anticipated internal growth, and plans to establish or acquire banks or the assets of failed banks. These forward-looking statements involve significant risks and uncertainties that could cause our actual results to differ materially from those anticipated in such statements. Potential risks and uncertainties include the following: • general economic conditions (both generally and in our markets) may be less favorable than expected, which could result in, among other things, a continued deterioration in credit quality, a further reduction in demand for credit and a further decline in real estate values; • the general decline in the real estate and lending markets, particularly in our market areas, may continue to negatively affect our financial results; • our ability to raise additional capital may be impaired if current levels of market disruption and volatility continue or worsen; • we may be unable to collect reimbursements on losses that we incur on our assets covered under loss share agreements with the FDIC as we anticipate; • costs or difficulties related to the integration of the banks we may acquire may be greater than expected; • restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals; • legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect us; • competitive pressures among depository and other financial institutions may increase significantly; • changes in the interest rate environment may reduce margins or the volumes or values of the loans we make or have acquired; • other financial institutions have greater financial resources and may be able to develop or acquire products that enable them to compete more successfully than we can; • our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry; • adverse changes may occur in the bond and equity markets; • war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets; • economic, governmental or other factors may prevent the projected population, residential and commercial growth in the markets in which we operate; and • we will or may continue to face the risk factors discussed from time to time in the periodic reports we file with the SEC. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this report. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See Item 1A, Risk Factors, in our Annual Report on Form 10-K for the year ended December 31, 2013, for a description of some of the important factors that may affect actual outcomes.

1Q14 Results Summary

STATE BANK
Financial Corporation

- 1Q14 net income of $4.3 million
- Accretion income was down on a linked-quarter basis primarily due to smaller gains from loan pools closing out in the quarter
- Noncovered loans now represent 82.6% of total gross loans
- Noninterest-bearing deposits comprise 22.0% of total deposits
- Linked-quarter ("LQ") and year-over-year ("Y/Y") growth in payroll fee income from Altera Payment Solutions

Income Statement Highlights			
(dollars in thousands, except per share data)	1Q14	4Q13	1Q13
Total interest income on invested funds	$2,493	$2,416	$2,502
Interest income on noncovered loans, including fees	15,275	15,861	14,374
Accretion income on covered loans	26,536	48,065	20,636
Total interest expense	1,894	1,961	1,996
Net interest income	42,410	64,381	35,516
Provision for loan losses (noncovered loans)	-	-	350
Provision for loan losses (covered loans)	590	(98)	(2,385)
Net interest income after provision for loan losses	41,820	64,479	37,551
Amortization of FDIC Receivable	(15,292)	(31,372)	(16,779)
Noninterest income	3,103	3,955	4,121
Total noninterest income	(12,189)	(27,417)	(12,658)
Total noninterest expense	23,083	22,718	26,664
Income (loss) before income taxes	6,548	14,344	(1,771)
Income tax expense (benefit)	2,226	4,927	(615)
Net income (loss)	$4,322	$9,417	($1,156)
Diluted net income (loss) per share	.13	.28	(.04)
Dividends per share	.03	.03	.03
Tangible book value per share	13.36	13.24	12.96

Balance Sheet Highlights (period-end)			
Noncovered loans	$1,166,913	$1,123,475	$1,051,455
Total assets	2,617,378	2,600,705	2,641,306
Noninterest-bearing deposits	471,414	468,138	409,717
Total deposits	2,141,061	2,128,325	2,148,190
Shareholders' equity	441,439	437,183	426,936

Note: Consolidated financial results for 1Q 2014 contained throughout this presentation are unaudited; numbers may not add due to rounding

3

4 Executing on Strategic Priorities Increasing Efficiency Improving Funding Prudently Growing Earning Assets  Additional expense actions related to special assets taken in the first quarter of 2014  Total expenses, excluding one-time costs, essentially flat linked-quarter  Noninterest-bearing deposits increased $62mm over the prior year and represent 22% of total deposits  Cost of funds remains low at 37 bps  Noncovered loans increased $43mm, or 3.9%, in the quarter and represent 82.6% of total gross loans  Credit metrics on noncovered portfolio remain very strong Co re B an k Effectively Managing Loss Share Expiration  FDIC receivable decreased $38mm in the first quarter and $290mm since the end of 2012  $156mm of accretable discount remaining at March 31, 2014 Lo ss Sha re

5 Bank of Atlanta Transaction Rationale Financially Attractive Strategic Value  Conservative pro forma assumptions  Accretive to tangible book value in less than two years  Immediately accretive to earnings per share  Provides additional capabilities and scale to State Bank’s existing small business administration (SBA) program  Bank of Atlanta’s key executives are a good cultural fit with State Bank’s Senior Management Team  Cost savings from branch consolidation  Shares same commitment to core values and community involvement Low Risk, In-market Transaction  Enhances market share in Metro Atlanta  Adds density and a high-profile location in the desirable Midtown Atlanta submarket  Expands presence in Gwinnett County  In-market merger reduces transaction risk

6 Bank of Atlanta Transaction Terms Deal Value Price / Book Value Required Approvals Consideration Expected Closing Approximately $25 million .97x Customary regulatory approvals and shareholder approval by Atlanta Bancorporation, Inc. 100% Cash No later than 4th quarter 2014 Due Diligence Completed comprehensive due diligence Tangible Book Value Payback Less than 2 years

7 Bank of Atlanta Overview  Founded in 2005  Headquartered in Atlanta  2 banking offices: Midtown Atlanta and Duluth, Georgia (Gwinnett County)  Total Assets: $198 million  Total Loans: $123 million  Total Deposits: $161 million  Total Equity: $25 million Gwinnett Office 1970 Satellite Blvd. Duluth, GA Deposits: $56 million Midtown Office 1349 W. Peachtree St. Atlanta, GA Deposits: $95 million Atlanta Pro Forma Branch Map Source: SNL Financial; Company documents Note: Financial metrics as of 3/31/14; branch deposit data as of 6/30/13 State Bank Bank of Atlanta

8 355 259 211 157 103 65 (59) (20) (24) (23) (16) (21) (8) (11) 0 (7) (17) (21) (19) (31) (15) 0 100 200 300 400 4Q12 1Q13 2Q13 3Q13 4Q13 1Q14 FDIC Receivable FDIC Rec. Collections from FDIC Other Amortization of FDIC Rec.  The total FDIC receivable (indemnification asset) decreased by $38mm linked-quarter to end 1Q14 at $65mm driven primarily by collections and amortization; current scheduled indemnification asset amortization of $29mm at 1Q14 is down $20mm from the end of 4Q13 and has an estimated weighted average life of 4 quarters 1 Other includes charge-offs, write-downs, and other losses, amount attributable to loss share agreements and external expenses qualifying under loss share agreements Actual and Forecasted Covered Loan Performance ($ i n mi llio n s) $29mm of scheduled future amortization with an estimated weighted average life of 4 quarters $156mm of scheduled future accretion with an estimated weighted average life of 10 quarters ($ i n mi llio n s) 1  As of the end of 1Q14, there is $156mm of accretable discount to be recognized as loan accretion income, with an estimated weighted average life of 10 quarters 173 205 257 230 185 156 (21) (26) (28) (48) (27) 52 78 1 3 (2) 0 100 200 300 400 4Q12 1Q13 2Q13 3Q13 4Q13 1Q14 Accretable Discount Acc. Discount Accretion Transfers

9 (0) (0) (0) (0) (0) (0) (0) (0) (0) (0) 0 Security Bank Buckhead Community & First Security  Our first two loss share transactions are our largest, with the loss share on non-single family loans for Security Bank (“SB”) expiring in July 2014 and Buckhead Community Bank (“BCB”) expiring in December 2014  Security and Buckhead, along with First Security National Bank (“FSNB”), which has a December 2014 non-single family loss share expiration, collectively represent $26mm of the total FDIC receivable at the end of 1Q14 compared to $61mm at year-end 2013 and $224 million at year-end 2012 Managing Toward a Soft Landing for Loss Share Expiration ($ i n mi llio n s) 1 Single-family and non-single family balances from Security Bank, Buckhead Community Bank and First Security National Bank only $6mm and $2mm of scheduled future amortization on SB and BCB & FSNB, respectively 136 90 75 53 38 15 88 66 52 39 23 11 0 2 40 60 80 100 120 140 160 4Q12 1Q13 2Q13 3Q13 4Q13 1Q14 FDIC Receivable 1

10 Financial Results: Revenue 1 Excludes accretion income 2 Excludes amortization of FDIC receivable  Total interest income of $17.8mm was down slightly versus the prior quarter (primarily due to two fewer business days in 1Q14 compared to 4Q13)  Payroll fee income increased $74 thousand LQ and $121 thousand Y/Y  Noninterest income of $3.1mm in 1Q14 (excluding indemnification asset amortization) was negatively impacted by lower service charges as consumer NSF fees were down $153 thousand LQ and ineffectiveness in the hedges on underlying fixed-rate loans, which contributed to a $526 thousand LQ decline in other noninterest income ($ i n t h o u sa n d s) ($ i n t h o u sa n d s) ($ i n t h o u sa n d s) 3 Accretion income net of amortization of FDIC receivable 0 5,000 10,000 15,000 20,000 1Q13 2Q13 3Q13 4Q13 1Q14 Interest Income 1 0 4,000 8,000 12,000 16,000 20,000 1Q13 2Q13 3Q13 4Q13 1Q14 Net Covered Portfolio Revenue 3 0 1,000 2,000 3,000 4,000 5,000 1Q13 2Q13 3Q13 4Q13 1Q14 Noninterest Income 2 Noninterest Income Gains on Securities

11 Financial Results: Expense 1 Excludes loan collection and OREO costs  Noninterest expense, excluding loan collection and OREO costs, increased $474 thousand from 4Q13 due primarily to first quarter seasonality and one-time costs, but was $2.9mm lower compared to the first quarter of 2013  Continued focus on efficiency as approximately $200 thousand of salary and benefit costs in 1Q14 was due to one-time severance expense related to the special assets division ($ i n t h o u sa n d s) ($ i n t h o u sa n d s)  Loan collection and OREO costs of $624 thousand in 1Q14  Loan collection and OREO costs declined from the prior quarter and prior year, although this expense is subject to quarterly volatility as it is primarily related to timing of loss share asset resolution 0 5,000 10,000 15,000 20,000 25,000 30,000 1Q13 2Q13 3Q13 4Q13 1Q14 Noninterest Expense 1 0 500 1,000 1,500 2,000 2,500 1Q13 2Q13 3Q13 4Q13 1Q14 Loan Collection and OREO Costs

12 Financial Results: Earning Assets  Period-end noncovered loans increased a net $43.4mm in 1Q14  Noncovered loans of $1.17B comprise 82.6% of total gross loans, up from 67% at the end of 2012 and just 27% at the end of 2010 78 1,167 1,036 246 0 200 400 600 800 1,000 1,200 1,400 1Q10 2Q 3Q 4Q 1Q11 2Q 3Q 4Q 1Q12 2Q 3Q 4Q 1Q13 2Q 3Q 4Q 1Q14 Loan Portfolio Noncovered Covered ($ i n mi llio n s)

13 Financial Results: Funding  Noninterest-bearing deposits have increased 150% since 1Q10 and make up 22% of total deposits  Continue to experience steady average growth in noninterest- bearing deposits, reflecting our focus on relationship banking  Leading with treasury services, cash management and payroll capabilities to drive core deposit growth ($ i n mi llio n s) N IB / Tot al D ep o sit s  Deposit funding mix continues to improve, contributing to low cost of funds  Cost of funds has declined 145 bps since 2Q10 0% 5% 10% 15% 20% 25% 0 100 200 300 400 500 1Q10 2Q 3Q 4Q 1Q11 2Q 3Q 4Q 1Q12 2Q 3Q 4Q 1Q13 2Q 3Q 4Q 1Q14 Noninterest-bearing Deposits NIB Deposits NIB / Total Deposits 1.82% .37% 0.0% 0.5% 1.0% 1.5% 2.0% 1Q10 2Q 3Q 4Q 1Q11 2Q 3Q 4Q 1Q12 2Q 3Q 4Q 1Q13 2Q 3Q 4Q 1Q14 Cost of Funds

14 Credit: Noncovered Portfolio  Experienced net recoveries on noncovered assets in 5 of the past 6 quarters  NPLs declined to 18 bps of total noncovered loans at the end of 1Q14  Total NPAs declined to $3.0mm as of 1Q14  Noncovered allowance to noncovered loans is 1.44% ($ i n t h o u sa n d s) ($ i n t h o u sa n d s) N PL % ALL % (400) (200) 0 200 400 600 800 1,000 1Q13 2Q13 3Q13 4Q13 1Q14 Noncovered Net Charge-offs (Recoveries) 0 2,000 4,000 6,000 8,000 10,000 1Q13 2Q13 3Q13 4Q13 1Q14 Noncovered Nonperforming Assets NPLs OREO 0.00% 0.50% 1.00% 1.50% 2.00% 0.00% 0.25% 0.50% 0.75% 1.00% 1Q13 2Q13 3Q13 4Q13 1Q14 Noncovered Credit Ratios Noncovered NPLs to Noncovered Loans Noncovered ALL to Noncovered Loans

15 Credit: Covered OREO ($ i n t h o u sa n d s) ($ i n t h o u sa n d s) ($ i n t h o u sa n d s)  Covered OREO balances declined 19% to $37.5mm in 1Q14  Covered OREO represents 98% of total OREO balances  Essentially all new inflows of OREO are covered  OREO sales averaged $20mm during the past five quarters, with over 100 OREO properties sold in the first quarter of 2014 0 5,000 10,000 15,000 20,000 25,000 30,000 1Q13 2Q13 3Q13 4Q13 1Q14 Covered OREO Inflows 0 5,000 10,000 15,000 20,000 25,000 30,000 1Q13 2Q13 3Q13 4Q13 1Q14 Covered OREO Sales 0 10,000 20,000 30,000 40,000 50,000 60,000 1Q13 2Q13 3Q13 4Q13 1Q14 Covered OREO Balances